Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BERENSON ACQUISITION CORP. I

Berenson Acquisition Corp. I, a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors hereby provides out of the authorized but unissued shares of preferred stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”), a new series of Preferred Stock, and hereby establishes the number of shares to be included in such series and fixes the voting rights, if any, of such series, the designations, powers, preferences and relative, participating, optional or other special rights, if any, of such series and any qualifications, limitations and restrictions thereof as follows:

Section 1. Designation. The shares of such series shall be designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share of the Corporation (hereinafter called “Series A Preferred”). Each share of Series A Preferred shall be identical in all respects with all other shares of Series A Preferred.

Section 2. Number of Shares. The number of authorized shares of Series A Preferred shall be One Million (1,000,000).

Section 3. Definitions. As used herein with respect to the Series A Preferred, the following terms shall have the following meanings:

(a) “Certificate of Designation” shall mean this Certificate of Designation, as the same may be amended or amended and restated in accordance with applicable law.

(b) “Class A Common Stock” shall have the meaning set forth in the certificate of incorporation of the Corporation.

(c) “Common Stock” shall have the meaning set forth in the certificate of incorporation of the Corporation.

(d) “Confirmation Agreement” shall mean that certain agreement by and between the Corporation and ACM ARRT N LLC dated on or about the date that this Certificate of Designation of Series A Convertible Preferred Stock is filed with the Secretary of State of the State of Delaware, as the same may be amended or amended and restated in accordance with its terms.

(e) “Conversion Date” shall mean the close of business (Eastern time) on the Maturity Date; provided, however, if such day is not a business day, the Maturity Date shall be the close of business on the first business day following such day.

(f) “Conversion Notice” shall have the meaning given to such term in Section 7(b).

(g) “Conversion Notice Deadline” shall mean the close of business (Eastern time) the day that is no less than thirty (30) days prior to the Maturity Date; provided, however, if such day is not a business day, the Conversion Notice Deadline shall be the close of business on the first business day following such day.

(h) “Corporation” shall have the meaning given such term in the preamble.

(i) “Maturity Date” shall mean the earlier of (i) December 20, 2024, (ii) the effective date of the dissolution of the Corporation and (iii) the closing of the Business Combination (as defined in the certificate of incorporation of the Corporation).

(j) “Preferred Stock” shall have the meaning given to such term in the preamble.

(k) “Redemption Date” shall mean the close of business (Eastern time) on the first business day following the Conversion Date.

(l) “Redemption Price” shall mean $260, payable as provided in the Confirmation Agreement.

(m) “Series A Preferred” shall have the meaning given to such term in Section 1.

Section 4. Dividends. No dividends may be declared and paid on the Series A Preferred and the holders of shares of Series A Preferred shall not be entitled to any dividends, including, without limitation, any dividends payable to holders of Common Stock.

Section 5. Liquidation Rights. Other than the rights provided in Section 7 or Section 8 as to the Maturity Date described in clause (ii) of the definition of Maturity Date, the holders of shares of Series A Preferred shall have no rights upon the dissolution, liquidation and winding up of the Corporation.

Section 6. Voting Rights. Except as otherwise required by applicable law or expressly provided in this Certificate of Designation, no holder of a share of Series A Preferred, as such, shall have any voting powers in respect to such share of Series A Preferred. Notwithstanding the foregoing, so long as any shares of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent (in the manner permitted by applicable law) of the holders of at least a majority of the total number of shares of Series A Preferred then outstanding, voting together as a single series, amend this Certificate of Designation in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely; provided, however, that in no event shall the foregoing be construed to permit or entitle the holders of shares of Series A Preferred to vote on any initial Business Combination or any amendment to Article X of the certificate of incorporation of the Corporation.

Section 7. Optional Conversion.

(a) A holder of an outstanding share or shares of Series A Preferred shall be entitled to convert one or more or all of such holder’s outstanding shares of Series A Preferred into shares of Class A Common Stock pursuant to this Section 7.

(b) A holder of an outstanding share or shares of Series A Preferred desiring to convert such share(s) pursuant this Section 7 shall deliver to the principal office of the Corporation on or prior to the Conversion Notice Deadline (i) written notice specifying the number of shares of Series A Preferred proposed to be converted pursuant to this Section 7 (if such notice is silent as to the number of shares of Series A Preferred held by the holder and proposed to be converted pursuant to this Section 7, the notice shall be deemed to apply to all shares of Series A Preferred held by such holder) (such notice, a “Conversion Notice”) and (ii) the certificate or certificates representing the outstanding shares of Series A Preferred proposed to be converted pursuant to this Section 7, duly endorsed for transfer to the Corporation.

(c) Each share of Series A Preferred outstanding on the Conversion Date for which a Conversion Notice and the certificate representing such share of Series A Preferred, duly endorsed for transfer to the Corporation, were delivered pursuant to Section 7(b), shall, at the close of business on the Conversion Date, automatically be converted into and become twenty-six (26) fully paid and non-assessable shares of Class A Common Stock.

(d) The Corporation shall, as soon as practicable following the Conversion Date deliver to each holder entitled thereto pursuant to Section 7(c), one or more certificates representing the shares of Class A Common Stock to which such holder is entitled.

(e) Each former holder of outstanding shares of Series A Preferred converted on the Conversion Date into shares of Class A Common Stock pursuant to this Section 7 shall, for all purposes, be treated as a record holder of the number of shares of Class A Common Stock into which such outstanding shares of Series A Preferred were converted pursuant to this Section 7 on the Conversion Date.

(f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of outstanding shares of Series A Preferred pursuant to Section 7, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred then outstanding pursuant to Section 7.

Section 8. Mandatory Redemption.

(a) Each share of Series A Preferred outstanding on the Redemption Date shall, except to the extent prohibited by Delaware law governing distributions to stockholders, be redeemed by the Corporation for the Redemption Price as provided in this Section 8.

(b) On the Redemption Date, the Corporation shall, except to the extent prohibited by Delaware law governing distributions to stockholders, pay the Redemption Price for each share of Series A Preferred then outstanding and not converted into shares of Class A Common Stock pursuant to Section 7. If the amount available for distribution under Delaware law governing distributions to stockholders shall be insufficient to permit the payment on the Redemption Date of the Redemption Price for each share of Series A Preferred then outstanding and not converted into shares of Class A Common Stock pursuant to Section 7, then the entire amount available for distribution under Delaware law governing distributions to stockholders shall be utilized to redeem such shares of Series A Preferred, ratably among the holders of such shares of Series A Preferred.

Section 9. Status of Converted, Redeemed or Repurchased Shares. If any share of Series A Preferred is converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Series A Preferred so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred. Any share of Series A Preferred so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law of the State of Delaware.

Section 10. Waiver. The powers (including voting powers), if any, of the Series A Preferred and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred may be waived as to all shares of Series A Preferred in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the consent or agreement of the holders of at least a majority of the shares of Series A Preferred then outstanding, consenting or agreeing separately as a single series.

Section 11. No Other Rights. The shares of Series A Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set expressly forth in this Certificate of Designation or as required by applicable law.”

In witness whereof, Berenson Acquisition Corp. I has caused this Certificate of Designation to be executed and acknowledged by its undersigned officer this 20th day of December, 2023.

BERENSON ACQUISITION CORP. I

By:	/s/ Amir Hegazy
Name:	Amir Hegazy
Title:	Chief Financial Officer

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